Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated April 30, 2012, except for revisions described in Note 5 to the consolidated financial statements appearing under Item 18 of the Company’s 2012 Annual Report on Form 20-F, as to which the date is April 30, 2013 relating to the financial statements for the year ended December 31, 2011, which appears in Celulosa Arauco y Constitución S.A.’s Annual Report on Form 20-F for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

October 14, 2014